Exhibit 16.1

January 19, 2016

Securities and Exchange Commission

100 F Street

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of Grand Perfecta, Inc. pertaining to our firm included in Item 4.01 of the Form 8-K dated January 19, 2016 and are in agreement with the statements contained in that document pertaining to our firm.

Sincerely,

/s/ HJ & Associates, LLC

HJ & Associates, LLC